Exhibit 99.1

[Kraft Foods’ Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS ANNOUNCES TOP LEADERSHIP OF FUTURE INDEPENDENT COMPANIES

Irene Rosenfeld to Lead Global Snacks Company as Chairman and CEO

Tony Vernon Named CEO, John Cahill Named Chairman of North American Grocery

NORTHFIELD, Ill. – Dec. 5, 2011 – In the next step toward launching two world-class public companies, the Kraft Foods Inc. Board of Directors today announced the appointments of the Chairmen and Chief Executive Officers of the future global snacks and North American grocery companies. As previously announced, the company expects to complete the spin-off by the end of 2012.

When the new companies launch:

·	Irene B. Rosenfeld, 58, currently Chairman and CEO of Kraft Foods, will be Chairman and CEO of the global snacks company, with $31 billion1 in estimated revenue and a significant presence in numerous fast-growing, international markets.

·	W. Anthony (Tony) Vernon, 55, currently Executive Vice President and President, Kraft Foods North America, will become Chief Executive Officer of the $17 billion1 North American grocery company, one of the largest food and beverage companies on the continent.

·	John T. Cahill, 54, currently an Industrial Partner of private equity firm Ripplewood Holdings LLC, will become Non-Executive Chairman of the North American grocery company. Initially, he will serve as Executive Chairman, reflecting the tremendous effort required to launch and transition to a public company. Cahill will join Kraft Foods in January to begin work on the separation.

     “Irene, John and Tony are three of the finest executives in business today,” said Mark Ketchum, Lead Director, Kraft Foods Inc. Board of Directors. “Their commitment to shareholder value, passion for brands and focus on sound financial management give the Board great confidence in the future of the snacks and grocery companies.”

1 Revenue figures in this release are estimates based on 2010 Kraft Foods actual results adjusted for accounting calendar changes and divestitures, including the Starbucks CPG business. Revenues from the Planters business are now included in the estimates for the North American grocery company.

Irene Rosenfeld

     As CEO of Kraft Foods since 2006 and Chairman since 2007, Rosenfeld has led Kraft Foods’ transformation, improving the face, footprint and prospects of the company and enabling it to deliver top-tier results. She has 30 years of accomplishments in the food and beverage industry. These include building several major businesses; integrating Nabisco; leading Kraft Foods through its spin-off from Altria to emerge as a strong, independent company; and devising strategies that included the transformative LU and Cadbury acquisitions.

     “Irene was the obvious choice to lead the global snacks company,” said Ketchum. “As a result of her bold vision, courage to transform Kraft Foods’ portfolio and investment in core brands and high-growth developing markets, we are now able to launch two formidable world-class companies.”

Tony Vernon

     Vernon joined Kraft Foods in 2009 as President of its North American business. His emphasis on power brands, marketing innovation and astute cost management has enabled the North American business to outperform its peers in a very challenging environment. Vernon has an impressive history of building iconic consumer brands. Before joining Kraft Foods, he spent over 20 years with Johnson & Johnson. There he ran several multi-billion dollar businesses and built many of J&J’s largest consumer brands, including Tylenol, Motrin and Pepcid.

     “I’m delighted that Tony will become CEO of the grocery company,” said Rosenfeld. “His focus on marketing innovation, new products and on disciplined cost control has set our North American business on a new trajectory, and I have great confidence in the future.”

John Cahill

     Cahill has exceptional food and beverage experience, including several senior finance positions with PepsiCo and KFC. He served as Chairman and CEO of The Pepsi Bottling Group, Inc., the highly successful beverage business that separated from PepsiCo in 1999. Today, in addition to his role as a partner of Ripplewood Holdings, he serves on the Boards of Colgate-Palmolive and Legg Mason.

     “John’s stellar track record in the food and beverage industry includes his service as chairman of a major public company,” said Ketchum. “His broad expertise, financial acumen and significant experience in spinning off public companies will contribute greatly to launching and building a free-standing grocery company.” The partnership between Cahill and Vernon will ensure a smooth transition to an independent public company, while maintaining the momentum Vernon has built in the grocery business. In broad terms, Vernon, as CEO, will lead the business, and Cahill, as chairman, will focus on public company, financial and strategic matters.

     Until the spin-off, the management structure of Kraft Foods will remain in place. Rosenfeld, and her executive team will continue to focus on delivering 2011 and 2012 business results as well as flawlessly executing the separation.

About Kraft Foods

     Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2010 revenue of $49.2 billion. Twelve of the company’s iconic brands –

Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia,

Tang and Trident – generate revenue of more than $1 billion annually. On Aug. 4, 2011, Kraft Foods announced plans to divide and create two independent public companies: a high-growth global snacks business and a high-margin North American grocery business. The transaction will take at least 12 months to complete, during which time plans regarding the structure, management, governance and other matters will be announced. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit www.kraftfoodscompany.com and www.facebook.com/kraftfoodscorporate.

Forward-Looking Statements

     This press release contains a number of forward-looking statements. Words, and variations of words such as "continue," "expect," "will," and similar expressions are intended to identify our forward-looking statements, including but not limited to, our plans to launch two world-class public companies; timing of the spin-off; revenue estimates of each company; the leadership of both companies and their abilities to launch the two companies; and continuing focus on delivering business results and executing the separation. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully separate the company, continued volatility of and increases in input costs, pricing actions, increased competition, weakness in economic conditions and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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